Free Writing Prospectus
(to the Preliminary Prospectus
Supplement dated February 28, 2023)
Filed Pursuant to Rule 433
Registration Statement No. 333-268633

THE CIGNA GROUP
Pricing Term Sheet

February 28, 2023

5.685% Senior Notes Due 2026
Issuer:	The Cigna Group

Principal Amount:	$700,000,000

Trade Date:	February 28, 2023

Settlement*:	March 7, 2023 (T+5)

Maturity Date:	March 15, 2026

Issuer Ratings (Senior Debt)**:	Baa1 (Stable) by Moody’s Investors Service, Inc. / A- (Stable) by Standard & Poor’s Ratings Group Inc. / BBB+ (Stable) by Fitch Ratings Inc.

Coupon:	5.685%

Price to Public (percent of principal amount):	99.998% of principal amount

Yield to Maturity:	5.685%

Spread to Benchmark Treasury:	+117 basis points

Benchmark Treasury:	4.000% due February 15, 2026

Benchmark Treasury Price and Yield:	98-18; 4.515%

Interest Payment Dates:	March 15 and September 15, commencing September 15, 2023

Interest Payment Record Dates:	March 1 and September 1

Optional Redemption Provisions:
At any time prior to March 15, 2024, at the greater of: (1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points less (b) interest accrued to the date of redemption, and (2) 100% of the principal amount of the Notes to be redeemed, plus, in either case, accrued and unpaid interest thereon to the redemption date

Par Call Provision:	At any date after March 15, 2024 (two years prior to the Maturity Date), the Notes will be redeemable at par.

CUSIP / ISIN:	125523 CR9 / US125523CR91

5.400% Senior Notes Due 2033
Issuer:	The Cigna Group

Principal Amount:	$800,000,000

Trade Date:	February 28, 2023

Settlement*:	March 7, 2023 (T+5)

Maturity Date:	March 15, 2033

Issuer Ratings (Senior Debt)**:	Baa1 (Stable) by Moody’s Investors Service, Inc. / A- (Stable) by Standard & Poor’s Ratings Group Inc. / BBB+ (Stable) by Fitch Ratings Inc.

Coupon:	5.400%

Price to Public (percent of principal amount):	99.906% of principal amount

Yield to Maturity:	5.412%

Spread to Benchmark Treasury:	+150 basis points

Benchmark Treasury:	3.500% due February 15, 2033

Benchmark Treasury Price and Yield:	96-20; 3.912%

Interest Payment Dates:	March 15 and September 15, commencing September 15, 2023

Interest Payment Record Dates:	March 1 and September 1

Optional Redemption Provisions:
At any time prior to December 15, 2032, at the greater of: (1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 25 basis points less (b) interest accrued to the date of redemption, and (2) 100% of the principal amount of the Notes to be redeemed, plus, in either case, accrued and unpaid interest thereon to the redemption date

Par Call Provision:	At any date after December 15, 2032 (three months prior to the Maturity Date), the Notes will be redeemable at par.

CUSIP / ISIN:	125523 CS7 / US125523CS74

*          *          *

Joint Book-Running Managers:	BofA Securities, Inc. Morgan Stanley & Co. LLC U.S. Bancorp Investments, Inc.

Passive Bookrunners:	Citigroup Global Markets Inc. HSBC Securities (USA) Inc. J.P. Morgan Securities LLC Mizuho Securities USA LLC Wells Fargo Securities, LLC

Co-Managers:
Credit Agricole Securities (USA) Inc.
Credit Suisse Securities (USA) LLC
Deutsche Bank Securities Inc.
Goldman Sachs & Co. LLC
MUFG Securities Americas Inc.
PNC Capital Markets LLC
BNY Mellon Capital Markets, LLC
Fifth Third Securities, Inc.
RBC Capital Markets, LLC
Regions Securities LLC
Scotia Capital (USA) Inc.
SMBC Nikko Securities America, Inc.
TD Securities (USA) LLC
Truist Securities, Inc.
Academy Securities, Inc.
CastleOak Securities, L.P.

Use of Proceeds:	Cigna intends to use the net proceeds from this offering for general corporate purposes, which may include repayment of indebtedness.

*We expect that delivery of the Notes will be made against payment therefor on the fifth business day following the date hereof (such settlement cycle being referred to as “T+5”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes on the date hereof or in the next three succeeding business days will be required, by virtue of the fact that the Notes initially will settle in T+5, to specify alternative settlement arrangements to prevent a failed settlement. Such purchasers should consult their own advisors.

** These issuer ratings are not a recommendation to buy, sell or hold the Notes offered hereby.  The ratings may be subject to revision or withdrawal at any time by the relevant rating agency.  Each of the issuer ratings included herein should be evaluated independently of any other issuer rating.

Any capitalized term used in this Pricing Term Sheet but not defined herein has the meaning assigned to such term in the Preliminary Prospectus Supplement dated February 28, 2023 relating to the Notes offered hereby.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents that the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BofA Securities, Inc. toll-free at 1-800-294-1322, Morgan Stanley & Co. LLC at 1-866-718-1649 or U.S. Bancorp Investments, Inc. toll-free at 1-877-558-2607.